SECURITIES AND EXCHANGE COMMISSION

                              Washington, DC 20549

                                     FORM 15

             Certification and Notice of Termination of Registration
               under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under
          Sections 13 and 15(d) of the Securities Exchange Act of 1934.

                          Commission File Number 1-4199

                                    Bestfoods
             ------------------------------------------------------
             (Exact name of registrant as specified in its charter)

                                700 Sylvan Avenue
                               International Plaza
                     Englewood Cliffs, New Jersey 07632-9976
                                 (201) 894-4000
             ------------------------------------------------------
               (Address, including zip code, and telephone number,
                 including area code, of registrant's principal
                               executive offices)

                       1991 Preferred Stock Purchase Rights
             ------------------------------------------------------
            (Title of each class of securities covered by this Form)

                                  Common Stock
             ------------------------------------------------------
              (Titles of all other classes of securities for which
                  a duty to file reports under section 13(a) or
                                 15(d) remains)

     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

        Rule 12g-4(a)(1)(i)  [   ]          Rule 12h-3(b)(1)(ii)  [   ]
        Rule 12g-4(a)(1)(ii) [   ]          Rule 12h-3(b)(2)(i)   [   ]
        Rule 12g-4(a)(2)(i)  [   ]          Rule 12h-3(b)(2)(ii)  [   ]
        Rule 12g-4(a)(2)(ii) [   ]          Rule 15d-6            [   ]
        Rule 12h-3(b)(1)(i)  [ X ]

     Approximate number of holders of record as of the certification or notice date: Zero

     Pursuant to the requirements of the Securities Exchange Act of 1934, Bestfoods has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


DATE: January 4, 1999                    BY: /s/ Hanes A. Heller
                                            ---------------------------------
                                             Name: Hanes A. Heller
                                            Title: Vice President, General
                                                   Counsel and Secretary